SUPPORT AGREEMENT

                MEMORANDUM OF AGREEMENT made as of the 29th day of October, 2004,

BETWEEN:

LOJACK CORPORATION, a corporation existing under the laws of The Commonwealth of Massachusetts (hereinafter referred to as “LoJack”),

AND:

6292887 CANADA INC., a company existing under the laws of Canada (hereinafter referred to as “LoJack Callco”),

AND:

LOJACK EXCHANGECO CANADA INC., a company existing under the laws of Canada (hereinafter referred to as “LoJack Exchangeco”)

                 WHEREAS in connection with a combination agreement (the “Combination Agreement”) made as of August 16, 2004 among LoJack, LoJack Exchangeco and Boomerang Tracking Inc. (“Boomerang”), LoJack Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of securities of Boomerang pursuant to the plan of arrangement (the “Arrangement”) contemplated by the Combination Agreement;

                AND WHEREAS, pursuant to the Combination Agreement, LoJack and LoJack Exchangeco have agreed to execute a support agreement substantially in the form of this Agreement;

                NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

                Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Boomerang, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

                The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, Gender

                Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

                If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a “Business Day”means any day on which commercial banks are open for business in Boston, Massachusetts, and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetss, or in Montreal, Quebec.

ARTICLE 2
COVENANTS OF LOJACK AND LOJACK EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

                So long as any Exchangeable Shares not owned by LoJack or its Affiliates are outstanding, LoJack will:

2.1.1	not declare or pay any dividend on the LoJack Common Shares unless (i) LoJack Exchangeco shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”) and (ii) LoJack Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend or (iii) LoJack Exchangeco shall (y) subdivide the Exchangeable Shares in lieu of stock dividend thereon (as provided for in the Share Provisions) (an “Equivalent Stock Subdivision”), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

2.1.2	advise LoJack Exchangeco sufficiently in advance of the declaration by LoJack of any dividend on LoJack Common Shares and take all such other actions as are reasonably necessary, in co-operation with LoJack Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the LoJack Common Shares;

2.1.3	ensure that the record date for any dividend declared on LoJack Common Shares is not less than 10 Business Days after the declaration date of such dividend;

2.1.4	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit LoJack Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations and with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by LoJack or its Affiliates) upon the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by LoJack Exchangeco, as the case may be, including without limitation, all such actions and all such things as are necessary or desirable to enable and permit LoJack Exchangeco to cause to be delivered LoJack Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 or 7, as the case may be, of the Share Provisions;

2.1.5	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit LoJack Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit LoJack Callco to cause to be delivered LoJack Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

2.1.6	so long as any Exchangeable Shares not owned by LoJack or its affiliates are outstanding, LoJack will not (and will ensure that LoJack Callco and its affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of LoJack Exchangeco (or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit LoJack Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs.

2.2	Segregation of Funds

                LoJack will cause LoJack Exchangeco to deposit a sufficient amount of funds in a separate account of LoJack Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable LoJack Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Articles 5, 6 or 7 of the Share Provisions, as applicable.

2.3	Reservation of LoJack Common Shares

                LoJack hereby represents, warrants and covenants in favour of LoJack Exchangeco and LoJack Callco that LoJack has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by LoJack or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of LoJack Common Shares (or other shares or securities into which LoJack Common Shares may be reclassified or changed as contemplated by section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit LoJack to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which LoJack may now or hereafter be required to issue LoJack Common Shares, to enable and permit LoJack Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit LoJack Exchangeco to meet its respective obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

                In order to assist LoJack to comply with its obligations hereunder and to permit LoJack Callco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, LoJack Exchangeco will notify LoJack and LoJack Callco of each of the following events at the time set forth below:

2.4.1	in the event of any determination by the board of directors of LoJack Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to LoJack Exchangeco or to effect any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

2.4.2	promptly, upon the earlier of receipt by LoJack Exchangeco of notice of and LoJack Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of LoJack Exchangeco or to effect any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding up its affairs;

2.4.3	immediately, upon receipt by LoJack Exchangeco of a Retraction Request;

2.4.4	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

2.4.5	as soon as practicable upon the issuance by LoJack Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Boomerang Common Shares pursuant to the Arrangement).

2.5	Delivery of Common Shares to LoJack Exchangeco and LoJack Callco

                In furtherance of its obligations under sections 2.1.4 and 2.1.5, upon notice from LoJack Exchangeco or LoJack Callco of any event that requires LoJack Exchangeco or LoJack Callco, to cause to be delivered LoJack Common Shares to any holder of Exchangeable Shares, LoJack shall forthwith issue and deliver or cause to be delivered to LoJack Exchangeco or LoJack Callco the requisite number of LoJack Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as LoJack Exchangeco or LoJack Callco shall direct. All such LoJack Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such LoJack Common Share, LoJack Exchangeco or LoJack Callco, as the case may be, shall pay a cash purchase price equal to the fair market value of such LoJack Common Shares.

2.6	Qualification of LoJack Common Shares

                If any LoJack Common Shares (or other shares or securities into which LoJack Common Shares may be reclassified or changed as contemplated by section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued and delivered by LoJack at the direction of LoJack Callco or LoJack Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of

LoJack for purposes of United States federal or state securities law), LoJack will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such LoJack Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. LoJack will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all LoJack Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding LoJack Common Shares (or such other shares or securities) have been listed by LoJack and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

                So long as any Exchangeable Shares not owned by LoJack or its Affiliates are outstanding:

2.7.1	LoJack will not without prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

2.7.1.1	issue or distribute LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to the holders of all or substantially all of the then outstanding LoJack Common Shares by way of stock dividend or other distribution, other than an issue of LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to holders of LoJack Common Shares who exercise an option to receive dividends in LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) in lieu of receiving cash dividends;

2.7.1.2	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding LoJack Common Shares entitling them to subscribe for or to purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares); or

2.7.1.3	issue or distribute to the holders of all or substantially all of the then outstanding LoJack Common Shares (A) shares or securities of LoJack of any class other than LoJack Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire LoJack Common Shares), (B) rights, options or warrants other than those referred to in section 2.7.1.2, (C) evidences of indebtedness of LoJack or (D) assets of LoJack;

2.7.1.4	in the event of a Flip-In Event within the meaning of the rights agreement entered into between LoJack and American Stock Transfer and Trust Company dated December 17, 1999, issue or distribute any securities pursuant to such agreement;

unless, in each case, the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by LoJack in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Combination Agreement.

2.7.2	LoJack will not without the prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

2.7.2.1	subdivide, redivide or change the then outstanding LoJack Common Shares into a greater number of LoJack Common Shares;

2.7.2.2	reduce, combine, consolidate or change the then outstanding LoJack Common Shares into a lesser number of LoJack Common Shares; or

2.7.2.3	reclassify or otherwise change LoJack Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting LoJack Common Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

2.7.3	LoJack will ensure that the record date for any event referred to in sections 2.7.1 or 2.7.2, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by LoJack (with contemporaneous notification thereof by LoJack to LoJack Exchangeco).

2.7.4	The board of directors of LoJack Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in sections 2.7.1 or 2.7.2 and each such determination shall be conclusive and binding on LoJack. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of LoJack Exchangeco to be relevant, be considered by the board of directors of LoJack Exchangeco:

2.7.4.1	in the case of any stock dividend or other distribution payable in LoJack Common Shares, the number of such shares issued in proportion to the number of LoJack Common Shares previously outstanding;

2.7.4.2	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

2.7.4.3	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of LoJack of any class other than LoJack Common Shares, any rights, options or warrants other than those referred to in section 2.7.4.2, any evidence of indebtedness of LoJack or any assets of LoJack), the relationship between the fair market value (as determined by the board of directors of LoJack Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding LoJack Common Share and the Current Market Price;

2.7.4.4	in the case of any subdivision, redivision or change of the then outstanding LoJack Common Shares into a greater number of LoJack Common Shares or the reduction, combination, consolidation or change of the then outstanding LoJack Common Shares into a lesser number of LoJack Common Shares or any amalgamation, merger, reorganization or other transaction affecting LoJack Common Shares, the effect thereof upon the then outstanding LoJack Common Shares; and

2.7.4.5	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of LoJack Common Shares including, as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

2.7.5	LoJack Exchangeco agrees that, to the extent required, upon due notice from LoJack, LoJack Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by LoJack Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the LoJack Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8	Tender Offers

                In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to LoJack Common Shares (an “Offer”) is proposed by LoJack or is proposed to LoJack or its shareholders and is recommended by the board of directors of LoJack, or is otherwise effected or to be effected with the consent or approval of the board of directors of LoJack, and the Exchangeable Shares are not redeemed by LoJack Exchangeco or purchased by LoJack Callco pursuant to the Redemption Call Right, LoJack will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than LoJack and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of LoJack Common Shares, without discrimination. Without limiting the generality of the foregoing, LoJack will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against LoJack Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of LoJack Exchangeco to redeem (or LoJack Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a LoJack Control Transaction.

2.9	Ownership of Outstanding Shares

                Without the prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, LoJack covenants and agrees in favour of LoJack Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than LoJack or any of its Affiliates, LoJack will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of LoJack Exchangeco and LoJack Callco.

2.10	LoJack and Affiliates Not to Vote Exchangeable Shares

                LoJack covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. LoJack further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which LoJack Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases

                For certainty, nothing contained in this Agreement, including without limitation the obligations of LoJack contained in section 2.8, shall limit the ability of LoJack or LoJack Exchangeco to make a “Rule 10b-18 Purchase” of LoJack Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.

2.12	Ordinary Market Purchases

                For certainty, nothing contained in this Agreement, including, without limitation, the obligations of LoJack contained in section 2.8, shall limit the ability of LoJack (or any of its subsidiaries, including, without limitation, LoJack Callco or LoJack Exchangeco) to make ordinary market purchases of LoJack Common Shares in accordance with applicable laws and regulatory or stock exchange requirements.

ARTICLE 3
LOJACK SUCCESSORS

3.1	Certain Requirements in Respect of Merger, etc.

                As long as any outstanding Exchangeable Shares are owned by any Person other than LoJack or any of its Affiliates, LoJack shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

3.1.1	such other Person or continuing corporation (the “LoJack Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the LoJack Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such LoJack Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of LoJack under this Agreement; and

3.1.2	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2	Vesting of Powers in Successor

                Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1.1 and thereupon the LoJack Successor shall possess and from time to time may exercise each and every right and power of LoJack under this Agreement in the name of LoJack or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of LoJack or any officers of LoJack may be done and performed with like force and effect by the directors or officers of such LoJack Successor.

3.2	Wholly-Owned Subsidiaries

                Subject to section 4.9 of the Combination Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of LoJack with or into LoJack or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of LoJack provided that all of the assets of such subsidiary are transferred to LoJack or another wholly-owned direct or indirect subsidiary of LoJack and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

4.1	Term

                This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than LoJack and any of its Affiliates.

4.2	Changes in Capital of LoJack and LoJack Exchangeco

                At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 or otherwise, as a result of which either LoJack Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which LoJack Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

                If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4	Amendments, Modifications

                Subject to sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by LoJack Exchangeco, LoJack Callco and LoJack and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

                Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

4.5.1	adding to the covenants of any or all parties provided that the board of directors of each of LoJack Exchangeco, LoJack Callco and LoJack shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

4.5.2	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of LoJack Exchangeco, LoJack Callco and LoJack, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

4.5.3	making such changes or corrections which, on the advice of counsel to LoJack Exchangeco, LoJack Callco and LoJack, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of LoJack Exchangeco, LoJack Callco and LoJack shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

                LoJack Exchangeco, at the request of LoJack, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of LoJack Exchangeco, the Share Provisions and all applicable laws.

4.7	Enurement

                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8	Notices to Parties

                All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

c/o LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, MA  02090

Attention:            Thomas M. Camp, Vice President Corporate Development
Telecopier No.:    (781) 251-4650

and

Attention:            Thomas Wooters, Executive Vice President
                               and General Counsel
Telecopier No.:    (781) 251-4655

with a copy to:

McCarthy Tétrault1170
Peel Street, 5th Floor
Montreal, QC  H3B 4S8

Attention:            Lorna J. Telfer
Telecopier No.: (514) 875-6246

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.9	Counterparts

                This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10	Jurisdiction

                This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

4.11	Attornment

                Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Quebec, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and LoJack hereby appoints LoJack Exchangeco at its registered office in the Province of Quebec as attorney for service of process.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOJACK CORPORATION

By: /s/ Ronald J. Rossi
       Ronald J. Rossi
       Chairman and Chief Executive Officer

6292887 CANADA INC.

By: /s/ Ronald J. Rossi
       Ronald J. Rossi
       Chairman and Chief Executive Officer

LOJACK EXCHANGECO CANADA INC.

By: /s/ Ronald J. Rossi
       Ronald J. Rossi
Chairman and Chief Executive Officer